Exhibit 99.1

FOR IMMEDIATE RELEASE		February 25, 2026
Media Contact:	Alan Bunnell (602) 250-3376
Analyst Contacts:	Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2025 FULL-YEAR AND FOURTH-QUARTER RESULTS

•Full-year financial results positively impacted by robust customer and sales growth

•Operating performance, customer reliability remain strong

•Company continues prioritizing keeping bills as low as possible for customers

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $616.5 million, or $5.05 per diluted share, for full-year 2025. This result compares with net income of $608.8 million, or $5.24 per diluted share, in 2024.

For the quarter ended Dec. 31, 2025, Pinnacle West reported consolidated net income attributable to common shareholders of $15.4 million, or $0.13 per diluted share, compared with a net loss of $6.8 million, or a loss of $0.06 per diluted share, for the same period in 2024.

The higher 2025 full-year results reflect an increase of about $8 million, primarily as a result of increased customer usage, customer growth and related pricing; higher transmission revenues; and impacts of the 2022 rate case, offset by the effects of weather; and higher net interest, pension and other post-retirement, operations and maintenance and amortization expenses.

“APS, our principal subsidiary, continues to experience significant customer and sales growth as more people move to Arizona, and businesses and commercial operations choose our service territory to locate and expand,” said Pinnacle West Chairman, President and CEO Ted Geisler. “As a result, our 2025 earnings reflect this positive growth pattern and the significant investments being made to expand and reinforce the infrastructure needed to support the collective demand for electricity across our service territory.”

APS experienced robust customer growth of 2.4% in 2025 and anticipates projected average annual growth in the range of 1.5% to 2.5% through 2030. Not surprisingly, these changes are driving a significant increase in energy consumption. APS also experienced weather-normalized, year-over-year retail electricity sales growth of 5.0% in 2025 (at the midpoint of projections). Over the next five years, future sales are expected to increase between 5% and 7% annually due in large part to the expected additions of several large commercial and manufacturing facilities.

Geisler highlighted how, even amid this remarkable growth, employees worked tirelessly to keep the lights on and air conditioners running throughout the year — especially during Arizona’s exceptionally intense 2025 summer, the third‑hottest ever recorded.

“Our diverse generation fleet delivered high-level performance when our customers absolutely needed it most,” he said. “APS customers set three all-time peak demand records — each higher than the last – and peak demand in 2025 rose more than 5% over the prior year. Even with the intense demand, our system continued to perform at a high level, placing APS among the top quartile of utilities nationwide for reliability.”

Despite these strengths, Geisler said APS continues to earn well below its allowed return, underscoring the importance of constructive regulatory outcomes and timely investment recovery needed to serve one of the nation’s fastest-growing regions, while at the same time working to ensure affordability remains a top priority for the company and its employees.

Keeping Bills as Low as Possible and Delivering Superior Customer Experience
“Amid national inflationary pressures, we are committed to keeping bills as low as possible for our customers. In 2025 alone, we expanded customer assistance programs, connecting Arizonans to about $70 million in annual support (most in the state) and reinforcing our commitment to protect households most in need,” he said.

Additionally, since 2021, the company has provided more than $6 million for statewide heat-relief initiatives and helped sustain “211 Arizona,” a service that helps residents access critical health, housing and human-services support.

These and other company-wide efforts helped provide a more seamless customer experience that was recognized by APS customers, as measured by two prominent market research firms, J.D. Power and Escalent. In 2025, APS earned first-quartile national rankings in the J.D. Power Business Customer Satisfaction Study and in its Utility Digital Experience Study for residential customers, respectively — evidence of our work to elevate service, simplify customer interactions and modernize our systems. In a similar survey by market research firm Escalent, we ended the year in the first quartile among large IOUs for overall customer satisfaction among residential customers and second quartile among business customers.

Geisler emphasized that employees remain focused on delivering value by keeping costs in check, strengthening reliability, and raising customer satisfaction, positioning the company for a solid year in 2026.

Financial Outlook
For 2026, the Company continues to estimate its consolidated earnings will be within a range of $4.55 to $4.75 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the year-end/fourth-quarter 2025 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at 11 a.m. ET (9 a.m. Arizona time) today, Feb. 25. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 131060. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Wednesday, March 4, 2026, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 53534.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $30 billion, about 6,200 megawatts of generating capacity and approximately 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•our ability to achieve timely and adequate rate recovery of our costs through our regulated rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the impacts of federal, state, and local laws, judicial decisions, statutes, regulations, and FERC, NRC, EPA, ACC, and other agency requirements, including as they are changed by legislative and regulatory action as well as executive orders, such as those relating to tax, environment, energy, nuclear plants, and deregulation of the retail electric market;
•our operation of Palo Verde is subject to substantial regulatory oversight and potentially significant liabilities and capital expenditures;
•we are subject to numerous environmental laws and changes to existing laws, or new laws, may increase our costs and impact our business;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business, as well as the impacts of policy and regulatory changes introduced to address climate change;
•co-owners of our jointly owned generation and transmission facilities may have unaligned goals;
•the willingness or ability of counterparties, participants, and landowners to meet contractual or other obligations or extend the rights for continued generation and transmission operations;
•deregulation of the electric industry and other factors, such as large customers developing large, utility scale generation to serve their energy needs, may result in increased competition;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), data center growth (or lack thereof), including to support the AI industry, the effects of energy conservation measures and DG, and technological advancements;
•wildfires, including those arising as a result of climate change, extreme weather events, or the expansion of the wildland urban interface;
•generation, transmission, and distribution facilities and system operating costs, conditions, performance, and outages;
•our ability and efforts to meet current and anticipated future needs for generation and transmission and distribution facilities in our region at reliable levels, including factors affecting our ability to acquire and develop new resources to serve this load as well as difficulties in accurately forecasting load growth, particularly from high load energy users;
•availability of fuel and water supplies as well as the volatility and costs of fuel and purchased power;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies and the impact they have on the retail and wholesale electricity market and the impacts of our adoption or failure to adopt such technologies;
•the availability and retention of qualified personnel and the need to negotiate collective bargaining agreements with union employees;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required as well as the impacts a credit rating downgrade would have on us;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•Pinnacle West’s cash flow depends on the performance of APS and its ability to make dividends and distributions;
•potential shortfalls in insurance coverage;
•Pinnacle West’s ability to meet its debt service obligation could be adversely affected because its debt securities are structurally subordinated to the debt securities and obligations of its subsidiaries;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•policy changes in Arizona or other states through ballot initiatives or referenda may increase our cost or operations or affect our business plans;

•general economic conditions, such as tariffs, inflation, and other supply chain constraints, as well as uncertainties associated with the current and future economic environment and conditions in Arizona; and
•disruptions in financial markets could adversely affect our cost of and access to credit and capital markets.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Operating Revenues	$1,128,167	$1,095,408	$5,339,939	$5,124,915

Operating Expenses
Fuel and purchased power	420,372	396,148	1,933,420	1,822,566
Operations and maintenance	298,734	327,251	1,185,065	1,165,156
Depreciation and amortization	226,955	230,585	915,343	895,346
Taxes other than income taxes	59,376	56,803	234,797	227,395
Other expenses	1,720	83	3,684	2,389
Total	1,007,157	1,010,870	4,272,309	4,112,852

Operating Income	121,010	84,538	1,067,630	1,012,063

Other Income (Deductions)
Allowance for equity funds used during construction	15,459	9,830	61,146	38,620
Pension and other postretirement non-service credits - net	2,993	12,237	12,420	48,870
Other income	7,368	5,203	49,406	48,614
Other expense	(15,277)	(19,379)	(30,265)	(34,136)
Total	10,543	7,891	92,707	101,968

Interest Expense
Interest charges	126,052	107,152	469,701	425,742
Allowance for borrowed funds used during construction	(12,093)	(12,192)	(47,733)	(48,270)
Total	113,959	94,960	421,968	377,472

Income (Loss) Before Income Taxes	17,594	(2,531)	738,369	736,559

Income taxes (benefit)	(3)	(10)	106,726	110,529

Net Income (Loss)	17,597	(2,521)	631,643	626,030

Less: Net income attributable to noncontrolling interests	2,194	4,306	15,112	17,224

Net Income (Loss) Attributable To Common Shareholders	$15,403	$(6,827)	$616,531	$608,806

Weighted-Average Common Shares Outstanding - Basic	120,010	114,337	119,687	113,846

Weighted-Average Common Shares Outstanding - Diluted	122,299	114,337	121,971	116,232

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$0.13	$(0.06)	$5.15	$5.35
Net income (loss) attributable to common shareholders - diluted	$0.13	$(0.06)	$5.05	$5.24